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                  FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                               LETTERHEAD


                              May 6, 1996



Victor J. Galan, Chairman
R&G Financial Corporation
280 Jesus T. Pinero Ave., Hyde Park
Hato Rey, Puerto Rico 00918

Dear Mr. Galan:

     Friedman, Billings, Ramsey & Co., Inc. ("FBR") is pleased to confirm its intention to act as exclusive financial advisor and sole underwriter to R&G Financial Corporation, ("R&G") in the public offering of approximately $30 million of Common Stock including any over-allotment option guaranteed to the Underwriter (the "Transaction"), the terms of which will be determined by mutual agreement and will be based on then current market conditions.

     In undertaking its role as exclusive financial advisor and sole underwriter, FBR anticipates that its activities would consist of the following, as appropriate:

(1) At such time as R&G and FBR may mutually agree, FBR, in conjunction with its counsel, will conduct an examination of documents and records ("Information") of R&G and make such other reasonable investigations as FBR deems necessary and appropriate under the circumstances. R&G will make all such documents, records and other information available to FBR or its counsel upon request.

(2) FBR will perform a financial analysis of R&G both giving effect, and without giving effect, to the Transaction.

(3) FBR will assist R&G in its determination of the feasability, timing, appropriate structure and pricing terms for the Transaction.

(4) FBR will advise and assist R&G management if necessary in making presentations to the Board of Directors of R&G (the "Board") about the proposed Transaction.

(5) FBR will assist in the preparation of offering materials and other required documentation to be used in conjunction with the Transaction, including, if applicable, the preparation of a Registration Statement and necessary


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R&G Financial Corporation
May 6, 1996
Page 2



     amendments thereto to be filed with the Securities and Exchange Commission as required, or with any bank regulatory authorities.

(6) As the underwriter for the Transaction, subject to the execution of a formal underwriting agreement, FBR will purchase, pursuant to the terms of the underwriting agreement, the common stock sold in the Transaction.

(7) FBR will prepare, direct and participate with management in road show presentations for potential investors, both institutional and retail. In addition to one-on-one and group meetings for institutional investors, it is anticipated that meetings will be conducted in local brokerage offices in the Commonwealth of Puerto Rico in support of the syndicate offering.

(8) FBR intends to organize a syndicate of broker/dealer firms, to be mutually determined by FBR and R&G, in order to promote local retail distribution of up to one third of the amount of the total offering. It is anticipated that this group will include PaineWebber, Merrill Lynch and Smith Barney, among others.

(9) FBR will assist R&G in listing the common stock on the Nasdaq National Market System and FBR anticipates that it will act as a market maker in the common stock, subject to the volume of trading activity in the common stock and subject to compliance with applicable laws and other regulatory requirements.

(10) FBR will prepare a valuation to be used in effecting the exchange of publicly held shares of R-G Premier Bank for shares in R&G Financial Corporation.

     In addition, R&G acknowledges that all advice (written or oral) given by FBR to R&G is intended solely for the benefit and use of R&G (including its management, directors or attorneys). Other than to the extent reflected in Board and committee meeting minutes, or as may be required by law or regulation, no advice (written or oral) of FBR hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to FBR be made by R&G (or its management, directors or attorneys), without the prior written consent by FBR, which shall not be unreasonably withheld.

     FBR agrees to maintain in confidence all Information received from R&G, and not to disclose any information except to FBR's officers, directors, counsel and representatives who need to know such information for the purpose of evaluating the Transaction and who will, prior to being provided information, agree to be bound by the terms of this agreement, unless disclosure is required by law or regulation or in which case FBR will provide notice so that R&G may seek a protective order or other appropriate remedy and/or permit disclosure of only that portion of the information which is legally required, unless such Information has been publicly disclosed.


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R&G Financial Corporation
May 6, 1996
Page 3



     In return for its services, FBR will receive a fee (the "Fee") equal to 7.0% of the gross proceeds raised in the sale of common stock; such Fee is to be paid upon the closing of the Transaction in immediately available funds. FBR's completion of the proposed Transaction is subject to completion of satisfactory due diligence, market conditions and the execution of a formal underwriting agreement. This letter does not and shall not constitute any agreement, express or implied, on FBR's part or any commitment by FBR to purchase or to place or cause the placement of any securities.

     In addition to the Fee that may be payable to FBR under this letter agreement or the underwriting agreement which shall supersede this letter agreement in part, R&G agrees to reimburse FBR upon request for its actual out-of-pocket expenses incurred in connection with this letter agreement whether or not the Transaction is consummated, including the reasonable fees and disbursements of FBR's legal counsel. It is agreed that the total amount of reimbursement shall not exceed $100,000. R&G agrees that the foregoing provision shall in no way affect or limit FBR's right to receive all expenses (including reasonable counsel fees and expenses) pursuant to the indemnification provision of this letter agreement.

     In addition to the Fee and the Expense Reimbursement set forth above, R&G shall pay all costs and expenses incident to the purchase, sale and delivery of the securities in the Transaction, including, without limitation, all fees and expenses of filing the registration statement with the Securities and Exchange Commission or any prospectuses or offering circular with local and federal bank regulators and the NASD; all blue sky fees and expenses, including fees and disbursements, of FBR's counsel (which shall undertake all such blue sky matters); fees and disbursements of counsel and accountants for R&G; printing costs, including costs of printing the prospectus or offering circular, and distributing any amendments thereto, all underwriting documents, Blue Sky Memoranda and a reasonable quantity of prospectuses or offering circulars as determined by FBR; the travel and other out-of-pocket costs of R&G's personnel in connection with the Transaction and investor information meetings (the roadshow); NASDAQ or other stock exchange listing fees, if any; and the cost of preparing bound volumes of the Transaction documents for FBR and its counsel.

     R&G agrees that it has not retained or caused to be retained and, during the term of this letter agreement, will not retain or cause to be retained as financial advisor, placement agent, dealer-manager or underwriter, any other similar person, firm, corporation or entity (any of which shall be referred to hereafter as a "person") to advise or assist with the Transaction or any of the matters specified above without the consent of FBR.

     R&G agrees to indemnify and hold harmless FBR, and its affiliates and each of their respective directors, officers, employees, agents and controlling persons (within the meaning of the Securities Act of 1933, as amended) (FBR and each such person are herein after referred to as an "Indemnified Party") from and against any and all losses, claims, damages, expenses and liabilities (or actions, including shareholder actions, in


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R&G Financial Corporation
May 6, 1996
Page 4



respect thereof), joint or several, to which any such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the performance by FBR of the services contemplated by, or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by R&G. The failure of R&G to pay to FBR the amounts called for as indemnification shall be deemed an irreparable injury entitling FBR to immediate injunctive relief. Notwithstanding the foregoing, R&G will not be liable to any Indemnified Party under the foregoing indemnification provisions (i) in any settlement by an Indemnified Party effected without R&G's prior written consent; or (ii) to the extent that any loss, claim, damage, expense or liability shall have been found in a final judgment by a court to have resulted from FBR's bad faith, gross negligence,
willful misconduct or fraud.   R&G also agrees that no Indemnified Party shall
have any liability (whether direct or indirect, in contract or tort or otherwise) to R&G or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, expense or liability is found in a final judgment by a court to have resulted from FBR's bad faith, gross negligence, willful misconduct or fraud.

     If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party, R&G agrees to contribute to the losses, claims, damages, expenses and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to R&G, on the one hand, and FBR on the other hand, of the Transaction as contemplated (whether or not the Transaction is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of R&G, on the one hand, and FBR, on the other hand, as well as any other relevant equitable considerations. R&G agrees that for the purposes of this paragraph, the relative benefits to R&G and FBR of the Transaction as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by R&G as a result of or in connection with the Transaction bears to the fees paid or to be paid to FBR under this letter agreement. Notwithstanding the foregoing, R&G expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which Fees owed FBR hereunder (and not including the Expense Reimbursement) exceeds the amount of any damages which FBR has otherwise been required to pay. This in no way affects money due in indemnification.

     R&G agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this letter


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R&G Financial Corporation
May 6, 1996
Page 5



agreement (whether or not FBR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

     The indemnification provision to be included in the underwriting agreement shall, upon execution thereof, supersede the indemnification provisions set forth in this letter agreement, provided, however, that the indemnification provisions of this letter agreement relating to FBR's valuation of the publicly held shares of R-G Premier Bank shall remain in effect, notwithstanding the execution of the underwriting agreement contemplated hereby.

     R&G acknowledges and agrees that FBR has been retained pursuant to this letter agreement to act solely as financial advisor and underwriter or placement agent to R&G. In such capacity, FBR shall act as an independent contractor, and any duties of FBR arising out of its engagement pursuant to this letter agreement shall be owed solely to R&G.

     If the Transaction is completed, R&G acknowledges and agrees that FBR may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that FBR has acted as the financial advisor and underwriter or placement agent to R&G in connection with the Transaction.

     This engagement agreement may be terminated by either FBR or R&G at any time upon ten days written notice to that effect, it being understood that the provisions relating to the payment of fees and expenses, confidentiality and indemnification will survive any such termination.

     No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

     This agreement shall be governed and construed under Virginia law and any dispute or claim arising hereunder shall be brought before an appropriate court in Virginia.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to FBR the duplicate copy of this letter agreement enclosed herewith.


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R&G Financial Corporation
May 6, 1996
Page 6



     We look forward to the opportunity to work with you on this Transaction.

                         Very truly yours,

                         FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                   By: /s/ Karen K. Edwards
                                       ------------------------------------
                                       Karen K. Edwards, CFA
                                       Managing Director

Accepted and Agreed to as of
the date first written above:

R&G FINANCIAL CORPORATION


By: /s/ Victor J. Galan
    --------------------------
    Victor J. Galan
    Chairman